EXHIBIT 21

SUBSIDIARIES

1.	Pioche-Ely Valley Mines, Inc. is a Nevada corporation doing business under its corporate name. The Company beneficially owns approximately 55% of the capital stock of Pioche-Ely Valley Mines, Inc.

2.	American Shield Refining Company is a Delaware corporation doing business under its corporate name. The Company owns 100% of the capital stock of American Shield Refining Company.

3.	South Hampton Resources International, S.L. is a Spanish corporation doing business under its corporate name. The Company owns 100% of the capital stock of South Hampton Resources International, S.L.

4.	Texas Oil & Chemical Co. II, Inc. is a Texas corporation doing business under its corporate name. American Shield Refining Company owns 100% of the capital stock of Texas Oil & Chemical Co. II. Inc.

5.	South Hampton Resources, Inc. is a Texas corporation doing business under its corporate name. Texas Oil & Chemical Co. II, Inc. owns 100% of the capital stock of South Hampton Resources, Inc.

6.	Gulf State Pipe Line Company is a Texas corporation doing business under its corporate name. South Hampton Resources, Inc. owns 100% of the capital stock of Gulf State Pipe Line Company.